Exhibit 99.1

Mission Resources Announces 27% Increase in Year-End 2004 Reserves and Updates Drilling Activity

     HOUSTON--(BUSINESS WIRE)--Jan. 27, 2005--Mission Resources Corporation (Nasdaq:MSSN) announced today that its year-end 2004 proved reserves increased 27% to approximately 226 billion cubic feet equivalent ("Bcfe") from year-end 2003 proved reserves of 178 Bcfe. Mid-year 2004 proved reserves were 217 Bcfe. The Company also announced recent updates in its drilling activities.
     "We are very pleased with our continued ability to add to our proved reserves," said Robert L. Cavnar, Mission's chairman, president and chief executive officer. "This growth is the result of the focused effort initiated in 2003 to identify new opportunities and continually upgrade our asset base through exploration, development and acquisitions. I am proud that we were able to more than replace production through our 2004 additions/revisions. We are continuing to execute our business plan of organic growth through the drill bit and continue to seek step-change transactions through our acquisition program. We currently have over 45 core area prospects in various stages of preparation and believe that our success in 2004 and early 2005 validates our approach towards opportunity selection and risk mitigation."
     The Company's year-end 2004 proved reserves as engineered by Netherland, Sewell & Associates Inc., the Company's independent reservoir engineering firm, were approximately 60% natural gas/natural gas liquids and 78% developed. Year-end PV-10 (using prices of $43.33 per barrel of oil and $6.18 per Mmbtu of gas) was approximately $424 million. Approximately 68% of the 226 Bcfe total proved reserves are in the Permian area, 21% in the Gulf Coast area, 9% in the Gulf of Mexico area and 2% in other areas.
     Mr. Cavnar added, "We continued to be very active in the fourth quarter with exploration drilling and one acquisition of producing properties. While we re-affirm our full-year 2005 production guidance as previously disclosed, the impact of some of the early projects has been moved from first quarter production to second quarter production due to the tightening of rig availability and delays in pipeline construction. Expected first quarter production will be between 60 and 63 Mmcf equivalent per day with increases in later quarters to meet our production goals for the year."

     Drilling Highlights:

     -- The Fritz Weise No.1 in Lions Field, Goliad County, Texas, was completed in the Corona 1 sand in the Lower Wilcox and has tested at a restricted gross daily rate of 7.6 million cubic feet ("Mmcf"). Test data indicate that the well will produce at an initial gross daily rate well in excess of the tested rate. The well was drilled to a total depth of 14,000 feet and found 58 net feet of pay. Mission is the operator and holds a 35% working interest in this well. Facility and pipeline construction is in progress and we anticipate turning the Fritz Weise No. 1 to sales early next week with a restricted gross daily volume of 1.5 Mmcf while waiting for completion of a larger pipeline mentioned below.

     -- As a result of the success of the Fritz Weise No. 1 mentioned above, the Company has scheduled drilling on five additional locations. The Denhert No.1 is currently drilling at a depth of 14,045 feet with an anticipated total depth of 16,000 feet. Mission will operate this well upon completion and we hold a 35% working interest. Two additional locations have been constructed and we anticipate the first rig will become available by mid-February. We have negotiated the construction of a larger pipeline (completion scheduled for mid-March) that will increase capacity to 30 Mmcf per day, expandable to 60 Mmcf per day to allow full production of the wells in this field.

     -- The High Island Block 553 #A9 well in the Gulf of Mexico is currently completing in the Basal Nebraskan formation sand and has found 18 feet of net pay. Mission is the operator and holds a 36% working interest. First production is expected in early February.

     -- In the Jalmat Field in Lea County, N.M., Mission has completed six wells in our ongoing recompletion/refracture program. Three of these wells are producing at a combined gross daily rate of 610 Mcf. The remaining three wells are being prepared for production. We anticipate that a total of 18 wells will be recompleted/refractured by the end of the first quarter 2005. Mission is the operator and holds an average 95% working interest.

     As mentioned above, rig availability has been a growing concern due to the current increased level of demand throughout the industry. Mission has experienced delays in drilling wells for the following fields due to delays of contracted drilling rigs and reduced level of availability for new rigs. As we obtain rigs for these wells, the Company intends to keep these rigs active on a continuing basis where feasible to complete our 2005 drilling program.

     -- The Ledoux #1 in the North Leroy Field, Vermillion Parish, La., was originally anticipated to spud in mid-fourth quarter 2004 with a rig we have under contract, but was delayed. The location for this well is ready and the revised anticipated spud date is late first quarter 2005. This well targets additional reserves in the Marg howei sand with secondary potential reserves in the Manes and Marg 7 sands.

     -- In the Lions Field discussed above, two locations have been constructed and Mission expects to spud the first well in mid-February and the second well by early March. Mission is the operator and holds 32% -- 35% working interests in these wells.

     -- In the Jalmat Field, three locations are being constructed, and as soon as a rig becomes available, we will mobilize to these locations.

     About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.
     This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.


     CONTACT: Mission Resources Corporation, Houston
              Ann Kaesermann, 713-495-3100
              investors@mrcorp.com